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                          SERVUS LIFE INSURANCE COMPANY

                       CERTIFICATE AMENDING AND RESTATING
                                       THE
                      AMENDED CERTIFICATE OF INCORPORATION
               BY ACTION OF THE BOARD OF DIRECTORS AND SHAREHOLDER


1. The name of the Corporation is Servus Life Insurance Company;

2. The Amended Certificate of Incorporation is hereby amended and restated to read as follows:

     RESOLVED, that the Amended Certificate of Incorporation is hereby amended and restated to read as follows:

     Section 1.     The name of the corporation is Servus Life Insurance
                    Company.

     Section 2.     The duration of the corporation shall be perpetual.

     Section 3. The corporation shall have the purposes and powers to write any and all forms of insurance to which any other corporation now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter may lawfully do; accept and to cede reinsurance; to issue policies and contracts for any kind or combinations of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation; to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers granted in any state, territory or jurisdiction of the United States of America or in any foreign country.

     Section 4. The capital of the Corporation shall be $2,500,000 divided into twenty-five thousand (25,000) shares of common capital stock with a par value of one hundred dollars ($100) each.

     Section 5. The street address of the corporation's registered office in the State of Connecticut is 200 Hopmeadow Street, Simsbury, Connecticut 06089. The corporation's registered agent is CT Corporation System, One Commercial Plaza, Hartford, Connecticut 06103.

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     Section 6.     The personal liability to the corporation or its
                    stockholders of a person who is or was a director of the corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (3) of Section 33-840 of the Connecticut Business Corporation Act as in effect on the effective date hereof and as it may be amended from time to time, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) create liability under Section 33-757 of the Connecticut Business Corporation Act as in effect on the effective date hereof and as it may be amended from time to time. The personal liability of a person who is or was a director to the corporation or its stockholders for breach of duty as a director shall further be limited to the full extent allowed from time to time by Connecticut law. This
                    Section 6 shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this Section 6 or the adoption of any provision inconsistent herewith by the Board of Directors and the stockholders of the corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection of such person existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

     Section 7. The corporation shall indemnify its directors for liability, as defined in Section 33-770(5) of the Connecticut Business Corporation Act as in effect on the effective date hereof and as it may be amended from time to time, to any person for any action taken, or any failure to take any action, as a director, except liability that (a) involved a knowing and culpable violation of law by the director, (b) enabled the director or an associate (as defined in Section 33-840 of the Connecticut Business Corporation Act as in effect on the effective date hereof and as it may be amended from time to time) to receive an improper personal gain, (c) showed a lack of good faith and conscious disregard for the duty of the director to the corporation under circumstances in

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                    which the director was aware that his conduct or omission
                    created an unjustifiable risk of serious injury to the corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) created liability under Section 33-757 of the Connecticut Business Corporation Act as in effect on the effective date hereof and as it may be amended from time to time. Notwithstanding the preceding sentence, the corporation shall not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the indemnitee against the corporation. This Section 7 shall not affect the indemnification or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date hereof. Any lawful repeal or modification of this Section 7 or the adoption of any provision inconsistent herewith by the Board of Directors and the stockholders of the corporation shall not, with respect to a person who is or was a director, adversely affect any right to indemnification of such person existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

     Section 8. The corporation shall not be obligated by Section 33-771(e) or Section 33-776(d) of the Connecticut Business Corporation Act to indemnify, or advance or reimburse expenses in advance of a final determination, to any current or former director, officer, employee or agent of the corporation who is not a director. However, the corporation may, at the discretion of the board of directors, indemnify, or advance or reimburse expenses to, any current or former director, officer, employee or agent of the corporation who is not a director to the fullest extent permitted by law.

3. The above resolution was consented to by the Board of Directors and the sole Shareholder of the Corporation. The number of shares of the Corporation's common capital stock entitled to vote thereon were 25,000 and the vote required for adoption was 16,666 shares. The vote favoring adoption was 25,000 shares, which is sufficient to pass the resolution.

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Dated at Simsbury, Connecticut this 18th day of June, 2003.

I hereby declare, under penalty of false statement, that the statements made in the foregoing Certificate are true.


                                       SERVUS LIFE INSURANCE COMPANY


                                       By:   /s/ Thomas M. Marra
                                             -------------------
                                       Name: Thomas M. Marra
                                       Its:  Chief Executive Officer & Chairman
                                             of the Board